Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Capstone Turbine Corporation on Form S-8 of our report dated June 26, 2020, with respect to our audits of the consolidated financial statements of Capstone Turbine Corporation as of March 31, 2020 and 2019 and for the years ended March 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2020.

/s/ Marcum llp

Marcum llp

Costa Mesa, California

September 11, 2020